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                                                                   EXHIBIT 10.20

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Warner Bros. Online Insertion Order

Today's Date:       September 15, 1998

Client:             GoTo.com

Job No:             091598Gol.rs

Start Date:         October 1, 1998

End Date:           September 30, 1999

Total Impressions:  15,000,000\month for 1 year.

Net Payments:       $550,000

                    $400,000 for distribution and online carriage of GoTo.com on Warner Bros. Online and

                    $150,000 for additional promotion as outlined

Guaranteed monthly payments, first payment due with contract signing, subsequent payments due net 45 upon receipt:

Months 1-3:           $22,000\month

Months 4-6:           $22,000\month

Months 7-12:          $44,000\month

Plus, promotions will be invoiced as the promotion is run, payable upon receipt of invoice.

Warner Bros. Online agrees to extend this agreement at 15,000,000 page views\month for a 120 day make good period should GoTo.Com not have received 5,100,000 visits by September 30, 1999. If on January 31, 2000, GoTo.com shall not have received 5,100,000 visits, Warner Bros. Online will deliver an equal value of the shortfall in promotional considerations to be agreed upon by both parties.

General Description of Advertising:

Outlined in proposal above.

Designation of Sites for GoTo.Com:

www.warnerbros.com, www.entertaindom.com and those sites linked from these pages wholly owned or controlled by Warner Bros. Online

Banner Size (standard IAS): 234 x 60, 125 x 125, 138 x 65, 88 x 31



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URL's Which Link to the Banners:  to be provided by GoTo.com

Alternative Text Required if User's Graphics are Turned Off: to be provided by GoTo.com

Media Type:  .gif and animated .gif, html where possible.

Reporting: Weekly reports of impressions and click-throughs due on Thursdays by 5:00pm EST.

Notes/Comments:

The details of the promotion and online components of this insertion order are contained in the above proposal dated September 15, 1998.

Contact Information

Name:               Stephanie Sarka
                    Talmadge O'Neill

Address:            130 West Union Street

City, State Zip:    Pasadena, CA 91103

Phone:              626-535-2808

Email:              stephanie@goto.com
                    Talmadge@goto.com


Production/Tech Contact:

Phone:

e-mail:

WB Contact Info:

Richard Sutton
Vice President
Sales and Client Marketing
rsutton907@aol.com
212-636-5053
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fax 212-636-5380

David Yousefeh
Ad Insertion
wbonline23@aol.com
818-977-3225
818-977-3135



Anna Pielecha
Reporting
wbonline15@aol.com
212-636-5382

WARNER BROS. ONLINE
General Advertising Provisions

The following are general terms and conditions governing advertising placed on the online (commercial or internet) sites as described above in "Designation of sites for GoTo.com" ("Site") controlled by Warner Bros. Online ("WB Online").

1. WB Online is not responsible for errors or omissions in any advertising materials provided by the advertiser or its agency. WB Online is not responsible for any appropriate advertising materials delivered to WB Online less that 72 hours prior to the start date.

2. All advertisements are accepted and made available WB Online on the Site upon the representation by the advertiser and agency that they are authorized to make available on the Site the entire contents and subject matter thereof. In consideration of the placement of advertisements on the Site and any linkage to the advertiser's site, the advertiser and agency will indemnify and save WB Online and its affiliated and related entities harmless from and against any and all loss or expense arising out of the appearance of such advertisements on the Site, or on the advertiser's site as linked through the Site, including without limitation, those resulting from claims or suits for defamation, violation of privacy or publicity, misrepresentation or copyright, trademark or patent infringement. The advertiser (Goto.com) has no obligation to indemnify WB Online unless, upon notice by advertiser that there is a potential problem with the appearance of an advertisement, WB immediately removes such advertisement and ceases to make it available and inserts replacement ad provided by advertiser. The advertiser and agency agree not to make promotional or merchandising reference to WB Online in any way except with the express permission of WB Online for each use. It is understood and agreed that the advertiser and agency are jointly and separately liable for the payment of invoices for advertising made available on the Site hereunder.

3. Neither WB Online nor its affiliated or related entities shall be subject to any liability whatsoever for any failure to provide reference or access to all or any part of the advertising due to systems failures or other technological failures of WB Online. However, WB Online is still obligated to provide the minimum Site visits.
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4.   No conditions, printed or otherwise, appearing on contracts, insertion orders or instructions which conflict with the provisions of the terms set forth herein will be binding on WB Online.

5. Orders for advertising shall be non-cancelable prior to the first date on which such advertising is scheduled to appear within the Site and through the advertising period agreed to pursuant to the insertion order.

6. WB Online reserves the right to reject or cancel any advertising and/or linkage to an advertiser's site for any reasons which WB Online believes in good faith are detrimental to the operation of WB Online. However if WB Online does so cancel any advertising, then it must refund to advertiser any fees received by WB Online for Site visits that have not occurred as of the date of cancellation.

7. Unless otherwise specifically agreed by WB Online and the advertiser, no cash discounts, volume discounts or other discounted rates will be available.

8. Invoices will be rendered on or about the first date on which the advertising is scheduled to appear on the Site. Payments will be due within 45 days from the date of the invoice unless otherwise agreed on the insertion order. At least $100,000 of the monies due are payable on April 1, 1999.

9. Either party shall have the right to terminate this agreement upon 90 days written notice in the event either party is bought by or acquires an interest in or engages in any type of joint venture with a competitor of the other. At this point, all visits delivered may be invoiced at .08 cents per visit.

10. At 8 months into the agreement should Warner Bros. Online have delivered fewer than 50% of the scheduled visits, goto.com will have the option to reduce the monthly payments to no lower than $30,000\month until Warner Bros. is back on schedule.

Agreed to by:                         Agreed to by:


/s/ JEFFREY BREWER                    /s/ RICHARD SUTTON
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Jeffrey Brewer                        Richard Sutton
CEO, GoTo.Com                         Vice President\Sales and Client Marketing

Date:                                 Date: